Exhibit 99.1

Hill International, Inc.	The Equity Group Inc.
John P. Paolin	Devin Sullivan
Vice President of Marketing and Corporate Communications	Senior Vice President
(856) 810-6210	(212) 836-9608
johnpaolin@hillintl.com	dsullivan@equityny.com

FOR IMMEDIATE RELEASE

Hill International Announces Record Third Quarter 2008 Financial Results;

Consulting Fees Up 69.6% and Net Earnings Up 37.0%

Marlton, NJ – November 5, 2008 – Hill International (NYSE: HIL), the global leader in managing construction risk, announced today record financial results for the quarter ended September 30, 2008 and for the first nine months of 2008 (see attached tables). Highlights of Hill’s performance for the third quarter and first nine months of 2008 are as follows:

•

Total revenue for the third quarter of 2008 rose to $98.1 million, an increase of 35.9% from the third quarter of 2007. Total revenue for the first nine months of 2008 rose to $275.9 million, an increase of 35.2% from the first nine months of 2007.

•

Consulting fee revenue for the third quarter of 2008 grew to $87.3 million, an increase of 69.6% from the third quarter of 2007. Consulting fee revenue for the first nine months of 2008 grew to $238.7 million, an increase of 65.2% from the first nine months of 2007.

•

Operating profit for the third quarter of 2008 improved to $7.2 million, an increase of 41.1% from the third quarter of 2007. Operating profit for the first nine months of 2008 improved to $18.4 million, an increase of 46.0% from the first nine months of 2007.

•

EBITDA for the third quarter of 2008 grew to $8.6 million, an increase of 33.0% from the third quarter of 2007. EBITDA for the first nine months of 2008 grew to $21.8 million, an increase of 42.5% from the first nine months of 2007.

•

Net earnings in the third quarter of 2008 grew by 37.0% to $5.2 million (or $0.13 per diluted share based on 41.4 million diluted shares) from $3.8 million (or $0.13 per diluted share based on 29.6 million diluted shares) in the third quarter of 2007. Net earnings for the first nine months grew by 74.2% to $15.8 million (or $0.38 per diluted share based on 41.3 million diluted shares) from $9.1 million (or $0.31 per diluted share based on 29.2 million diluted shares) for the first nine months of 2007.

•

Total backlog at the end of the third quarter of 2008 increased sequentially to $667 million from $606 million at the end of the second quarter of 2008. Twelve-month backlog at the end of the third quarter of 2008 grew sequentially to $312 million from $301 million at the end of the second quarter of 2008.

•	During the third quarter of 2008, Hill acquired PCI Group, LLC.

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November 5, 2008

“We are very pleased with our record financial performance in the third quarter of 2008,” said Irvin E. Richter, Hill’s Chairman and Chief Executive Officer. “Our acquisitions of Shreeves and Gerens in the first quarter and of Euromost in the second quarter significantly strengthened our project management operations in Europe. These acquisitions, combined with more than 43% organic growth in consulting fees, led to a solid quarter for our company,” Richter added.

Third Quarter 2008 Results

Total revenue for the quarter ended September 30, 2008 increased 35.9% to $98.1 million from $72.2 million for the quarter ended September 30, 2007. Consulting fee revenue for the third quarter of 2008 increased 69.6% to $87.3 million from $51.5 million for the prior year quarter. During the third quarter of 2008, the growth in Hill’s consulting fee revenue was comprised of 43.1% organic growth and 26.5% acquisition growth.

Consulting fee revenue at Hill’s Project Management Group for the third quarter of 2008 increased 84.9% to $64.8 million from $35.0 million for the year earlier quarter. That growth consisted of 47.4% organic growth, primarily from the Middle East and North Africa, and 37.5% growth from the acquisitions of John Shreeves Holdings, Ltd. (“Shreeves”) in January 2008, Gerens Management Group, S.A. (“Gerens”) in February 2008 and Euromost Polska Sp. z o.o (“Euromost”) in May 2008.

Consulting fee revenue at Hill’s Construction Claims Group for the third quarter of 2008 rose 36.9% to $22.5 million from $16.4 million for the third quarter of 2007. That growth consisted of 33.8% organic growth largely attributable to increased work in the Middle East and Europe, and 3.1% growth from the acquisition of PCI Group, LLC (“PCI”) in July 2008.

Gross profit increased 55.7% to $38.3 million in the third quarter of 2008 from $24.6 million in the third quarter of 2007. Gross profit margin as a percentage of consulting fee revenue decreased to 43.9% in the third quarter of 2008 from 47.8% in the same period last year due to a higher proportion of consulting fee revenue from the Project Management Group, which has a lower gross profit margin than the Construction Claims Group and from slightly lower gross margins of the businesses acquired during the past year.

Selling, general and administrative (“SG&A”) expenses grew 60.4% to $32.6 million in the third quarter of 2008 from $20.3 million in the same period of 2007. The growth in SG&A expenses was due primarily to the inclusion of SG&A expenses of Shreeves, Gerens, Euromost and PCI, increased staffing and office expenses supporting organic growth, a build-up of corporate headquarters staff and expenses in connection with Hill’s recent and anticipated growth and an increase in stock-based compensation. SG&A as a percentage of consulting fee revenue declined significantly to 37.4% in the third quarter of 2008 from 39.5% for the year earlier.

Operating profit in the third quarter of 2008 improved to $7.2 million (or 8.3% of consulting fee revenue) from $5.1 million (or 10.0% of consulting fee revenue) in the comparable prior-year period.

Provision for income taxes in the third quarter of 2008 rose to 26.0% of pre-tax earnings from 21.8% of pre-tax earnings in the second quarter of 2007 due primarily to the shift of profit generated in higher tax jurisdictions.

Net earnings in the third quarter of 2008 increased to $5.2 million (or $0.13 per diluted share based on approximately 41.5 million diluted common shares outstanding) from $3.8 million (or $0.13 per diluted shared based on approximately 29.6 million diluted common shares outstanding) in the third quarter of 2007.

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November 5, 2008

EBITDA (earnings before interest, taxes, depreciation and amortization) for the third quarter of 2008 grew to $8.6 million, an increase of 33.0% from the third quarter of 2007. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management believes EBITDA, in addition to operating profit, net income and other GAAP measures, is a useful indicator of Hill’s financial and operating performance and its ability to generate cash flows from operations that are available for taxes and capital expenditures. Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. Reconciliations of EBITDA amounts to the most directly comparable GAAP measures for the three-month periods ended September 30, 2008 and 2007 are included in the financial information provided as part of this release.

Total backlog at September 30, 2008 was $667 million, up from $606 million at June 30, 2008. Twelve-month backlog at September 30, 2008 was $312 million, up from $301 million at June 30, 2008.

Hill’s balance sheet at September 30, 2008 reflected cash and cash equivalents of $26.2 million, working capital of $85.2 million, total debt of $7.7 million and stockholders’ equity of $148.8 million.

First Nine Months of 2008 Results

Total revenue for the nine months ended September 30, 2008 increased 35.2% to $275.9 million from $204.1 million for the nine months ended September 30, 2007. Consulting fee revenue for the first nine months of 2008 increased 65.2% to $238.7 million from $144.5 million for the prior year period. The growth in Hill’s consulting fee revenue for the first nine months of 2008 was comprised of 40.3% organic growth and 24.9% acquisition growth.

Consulting fee revenue at Hill’s Project Management Group for the first nine months of 2008 increased 82.6% to $173.5 million from $95.0 million for the year earlier period. That growth consisted of 45.3% organic growth, primarily from the Middle East and North Africa, and 37.3% growth from the acquisitions of Shreeves, Gerens and Euromost over the past year.

Consulting fee revenue at Hill’s Construction Claims Group for the first nine months of 2008 rose 31.9% to $65.2 million from $49.4 million for the year earlier period. That growth consisted of 30.9% organic growth largely attributable to increased work primarily in the Middle East and Europe, and 1.0% growth from the acquisition of PCI in July 2008.

Gross profit increased 57.8% to $107.4 million in the first nine months of 2008 from $68.1 million in the nine months ended September 30, 2007. Gross profit margin as a percentage of consulting fee revenue decreased to 45.0% in the first nine months of 2008 from 47.1% in the same period last year due principally to the same reasons noted above.

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November 5, 2008

SG&A expenses grew 61.7% to $92.0 million in the first nine months of 2008 from $56.9 million in the same period of 2007. Hill’s SG&A expense grew during the first nine months of 2008 compared to the prior year period due primarily to the inclusion of SG&A expenses of Shreeves, Gerens, Euromost and PCI, increased staffing and office expenses supporting organic growth and a continued build-up of corporate headquarters staff and expenses in connection with Hill’s recent and anticipated growth. SG&A as a percentage of consulting fee revenue decreased to 38.5% for the nine-month period ended September 30, 2008 from 39.4% for the same period in 2007.

Operating profit in the first nine months of 2008 improved to $18.4 million (or 7.7% of consulting fee revenue) from $12.6 million (or 8.7% of consulting fee revenue) in the comparable prior-year period.

Provision for income taxes in the first nine months of 2008 declined to 11.7% of pre-tax earnings from 22.7% of pre-tax earnings in the first nine months of 2007. During the first nine months of 2008, Hill realized a $2.3 million tax credit resulting from the reversal of a prior year’s uncertain tax position and recognized a $1.3 million one-time adverse income tax adjustment in connection with a modification to its cash-to-accrual estimate that was required when Hill became a publicly-traded company in 2006.

Net earnings in the first nine months of 2008 increased to $15.8 million (or $0.38 per diluted share based on approximately 41.3 million diluted common shares outstanding) from $9.1 million (or $0.31 per diluted shared based on approximately 29.2 million diluted common shares outstanding) in the first nine months of 2007.

EBITDA for the first nine months of 2008 grew to $21.8 million, an increase of 42.5% from the first nine months of 2007. Reconciliations of EBITDA amounts to the most directly comparable GAAP measures for the nine-month periods ended September 30, 2008 and 2007 are included in the financial information provided as part of this release.

Acquisition During the Third Quarter

On July 31, 2008, Hill acquired PCI Group. LLC, a firm that provides scheduling, construction claims, project management support, and software sales and support services throughout the western United States. PCI, which has about 40 employees, is based in Las Vegas and has additional offices in Phoenix, Sacramento, Seattle and Dallas. In 2007, PCI’s unaudited financial results included total revenue of $7.5 million and net earnings of $1.0 million. The company’s total backlog at closing was approximately $3 million.

Subsequent Event

On October 31, 2008, Hill amended its credit facility with Bank of America, N.A., increasing its secured revolving credit facility from $35,000,000 to $60,000,000. The amendment also extended the term of the facility to October 31, 2011.

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November 5, 2008

Conference Call

David L. Richter, Hill’s President and Chief Operating Officer, and John Fanelli III, Hill’s Senior Vice President and Chief Financial Officer, will host a conference call on Thursday, November 6, 2007, at 11:00 am Eastern Time to discuss the financial results for the period ended September 30, 2008. Interested parties may participate in the call by dialing (888) 787-0460 (Domestic) or (706) 679-3200 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Hill International conference call. The conference call will be broadcast live over the Internet. To listen to the live call, please go to the “Investor Relations” section of Hill’s website at www.hillintl.com, and click on “Financial Information,” and then “Presentations and Calls”. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

About Hill International

Hill International, with 2,100 employees in 80 offices worldwide, provides program management, project management, construction management, and construction claims and consulting services. Engineering News-Record magazine recently ranked Hill as the 11th largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Forward-Looking Statements

Any forward looking statements contained in the press release may fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, overall economic and market conditions, competitors’ and clients’ actions, and other conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in Hill’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by Hill is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and Hill does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

(HIL-G)

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November 5, 2008

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In 000’s, Except Per Share Data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Consulting fee revenue	$87,274	$51,464	$238,702	$144,450
Reimbursable expenses	10,826	20,713	37,171	59,602

Total revenue	98,100	72,177	275,873	204,052

Direct expenses	48,982	26,867	131,318	76,386
Reimbursable expenses	10,826	20,713	37,171	59,602

Total direct expenses	59,808	47,580	168,489	135,988

Gross profit	38,292	24,597	107,384	68,064
Selling, general and administrative expenses	32,609	20,335	91,953	56,875
Equity in earnings of affiliates	(1,563)	(875)	(2,994)	(1,430)

Operating profit	7,246	5,137	18,425	12,619
Minority interest in income of subsidiaries	178	61	846	176
Interest expense (income), net	32	217	(317)	717

Income before provision for income taxes	7,036	4,859	17,896	11,726
Provision for income taxes	1,829	1,059	2,098	2,659

Net income	$5,207	$3,800	$15,798	$9,067

Basic earnings per common share	$0.13	$0.15	$0.39	$0.36

Basic weighted average common shares outstanding	40,997	25,259	40,866	24,849

Diluted earnings per common share	$0.13	$0.13	$0.38	$0.31

Diluted weighted average common shares outstanding	41,472	29,602	41,282	29,202

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November 5, 2008

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

Selected Segment Data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
(in thousands)
Project Management
Consulting fee revenue	$64,776	$35,026	$173,483	$95,002
Total revenue	$74,430	$51,748	$207,430	$144,123
Gross profit	$25,748	$15,504	$69,730	$40,887
Gross profit margin	39.7%	44.3%	40.2%	43.0%
Depreciation and amortization	$841	$407	$2,265	$696
Operating profit before equity in earnings of affiliates	$9,238	$6,286	$24,135	$16,076
Equity in earnings of affiliates	1,563	875	2,994	1,430

Operating profit	$10,801	$7,161	$27,129	$17,506
Operating profit margin	16.7%	20.4%	15.6%	18.4%

Construction Claims
Consulting fee revenue	$22,498	$16,438	$65,219	$49,448
Total revenue	$23,670	$20,429	$68,443	$59,929
Gross profit	$12,544	$9,093	$37,654	$27,177
Gross profit margin	55.8%	55.3%	57.7%	55.0%
Depreciation and amortization	$529	$915	$1,463	$1,937
Operating profit	$2,517	$1,773	$8,148	$5,649
Operating profit margin	11.2%	10.8%	12.5%	11.4%

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November 5, 2008

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

Selected Other Financial Data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
(in thousands)
Consulting fee revenue	$87,274	$51,464	$238,702	$144,450
Total revenue	$98,100	$72,177	$275,873	$204,052
Gross profit	$38,292	$24,597	$107,384	$68,064
Gross profit margin	43.9%	47.8%	45.0%	47.1%
Selling, general and administrative expenses (excluding Corporate expenses)	$26,537	$16,538	$75,102	$46,339
Selling, general and administrative expenses (excluding Corporate expenses) as a percentage of consulting fee revenue	30.4%	32.1%	31.5%	32.1%
Corporate expenses	$6,072	$3,797	$16,852	$10,536
Corporate expenses as a percent of consulting fee revenue	7.0%	7.4%	7.0%	7.3%
Operating profit	$7,246	$5,137	$18,425	$12,619
Operating profit margin	8.3%	10.0%	7.7%	8.7%
Effective income tax rate	26.0%	21.8%	11.7%	22.7%

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November 5, 2008

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

Selected Balance Sheet Data

(Unaudited)

	September 30, 2008	December 31, 2007
(in thousands)	(Unaudited)
Cash and cash equivalents	$26,241	$66,128
Accounts receivable, net	$108,785	$83,151
Current assets	$151,510	$162,428
Total assets	$244,864	$207,199
Current liabilities	$66,275	$59,648
Total debt	$7,682	$3,312
Stockholders’ equity	$148,848	$128,371

EBITDA Reconciliation

(Unaudited)

A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation S-K follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
(in thousands)
Net income	$5,207	$3,800	$15,798	$9,067
Interest expense (income), net	32	217	(317)	717
Income taxes	1,829	1,059	2,098	2,659
Depreciation and amortization	1,565	1,415	4,248	2,869

EBITDA	$8,633	$6,491	$21,827	$15,312